Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Synvista Therapeutics, Inc. on Form S-8 of our report, which includes an explanatory paragraph relating to Synvista Therapeutics, Inc.’s ability to continue as a going concern, dated February 15, 2007 on our audits of the consolidated financial statements of Synvista Therapeutics, Inc. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 which report is included in the Company’s 2006 Annual Report on Forms 10-K and 10-K/A.

/s/ J.H. Cohn LLP

Roseland, New Jersey
November 6, 2007